UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 26, 2007

GULFPORT ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19514	73-1521290
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma	73134
(Address of principal executive offices)	(Zip code)

(405) 848-8807

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Gulfport is a party to that certain Credit Agreement (the “Credit Agreement”), dated as of March 11, 2005 (as amended by the First Amendment, dated March 20, 2007, and the Second Amendment, dated July 19, 2007), among Gulfport, each lender from time to time party thereto and Bank of America, N.A., as a lender and as administrative agent (“Bank of America”). In connection with Gulfport’s acquisition of strategic assets in West Texas in the Permian Basin, Gulfport entered into the Third Amendment to the Credit Agreement (the “Third Amendment”) with Bank of America on December 26, 2007, effective as of December 20, 2007. The Third Amendment provides for, among other things, an increase in Gulfport’s borrowing base under the revolving credit facility from $60.0 million to $90.0 million and a reduction in the Eurodollar interest rate, which Gulfport can elect to use at its option, of 0.75%. In addition, the maturity date was extended from March 31, 2009 to March 31, 2010. Gulfport agreed to pay a borrowing base increase fee of 0.50% of any increase of the borrowing base over the highest borrowing base previously in effect, payable on the day such increased borrowing base becomes effective.

Immediately prior to the entry into the Third Amendment, approximately $59.5 million was outstanding under the revolving credit facility, with an interest rate of 8.5%.

The foregoing description of the Third Amendment is qualified in its entirety by the full text of the documents attached hereto as exhibits 10.1 and 10.2 and incorporated by reference in this report.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Third Amendment to Credit Agreement, effective as of December 20, 2007, among Gulfport, each lender from time to time party thereto and Bank of America, N.A., as a lender and as administrative agent.
10.2	Note, effective as of December 20, 2007, issued by Gulfport for the benefit of Bank of America, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GULFPORT ENERGY CORPORATION

Date: December 26, 2007	By:	/s/ MICHAEL G. MOORE
Michael G. Moore
Chief Financial Officer

Exhibit Index

Exhibit Number	Description
10.1	Third Amendment to Credit Agreement, effective as of December 20, 2007, among Gulfport, each lender from time to time party thereto and Bank of America, N.A., as a lender and as administrative agent.
10.2	Note, effective as of December 20, 2007, issued by Gulfport for the benefit of Bank of America, N.A.